Exhibit 99.1

NEWS RELEASE
Contact: Martina Bar Kochva	48 South Service Road
Melville, NY 11747
(631) 465-3600

PARK ELECTROCHEMICAL CORP. REPORTS FIRST QUARTER RESULTS

Melville, New York, Tuesday, July 1, 2014…..Park Electrochemical Corp. (NYSE-PKE) reported net sales of $48,817,000 for the first quarter ended June 1, 2014 compared to net sales of $43,438,000 for the first quarter ended June 2, 2013.

Park reported net earnings before special items of $8,579,000 for the first quarter ended June 1, 2014 compared to net earnings before special items of $5,129,000 for the first quarter of last year. During the first quarter ended June 1, 2014, the Company recorded pre-tax restructuring charges of $267,000 in connection with the closure of its Nelco Technology (Zhuhai FTZ) Ltd. facility located in the Free Trade Zone in Zhuhai, China and the closure of its New England Laminates Co., Inc. business unit located in Newburgh, New York. In addition, the Company recorded a pre-tax charge of $260,000 during the first quarter ended June 1, 2014 for additional fees incurred in connection with the 2014 fiscal year-end audit. In the first quarter of last year, the Company recorded pre-tax restructuring charges of $200,000 in connection with the closure of its Zhuhai facility. Accordingly, net earnings were $8,216,000 for the first quarter ended June 1, 2014 compared to $4,929,000 for the first quarter ended June 2, 2013.

Park reported basic and diluted earnings per share before special items of $0.41 for the first quarter ended June 1, 2014 compared to basic and diluted earnings per share before special items of $0.25 for last year’s first quarter. Basic and diluted earnings per share were $0.39 for the first quarter ended June 1, 2014 compared to basic and diluted earnings per share of $0.24 for last year’s first quarter.

The Company will conduct a conference call to discuss its financial results at 11:00 a.m. EDT today. Forward-looking and other material information may be discussed in this conference call. The conference call dial-in number is (855) 454-7959 in the United States and Canada and (253) 214-3052 in other countries and the required passcode is 67605277.

For those unable to listen to the call live, a conference call replay will be available from approximately 2:00 p.m. EDT today through 11:59 p.m. EDT on Tuesday, July 8, 2014. The conference call replay can be accessed by dialing (855) 859-2056 in the United States and Canada and (404) 537-3406 in other countries and entering passcode 67605277 or on the Company's web site at www.parkelectro.com/investor/investor.html.

Any additional material financial or statistical data disclosed in the conference call will also be available at the time of the conference call on the Company's web site at www.parkelectro.com/investor/investor.html.

Park believes that an evaluation of its ongoing operations would be difficult if the disclosure of its financial results were limited to accounting principles generally accepted in the United States of America (“GAAP”) financial measures, which include special items, such as facility closure and tax charges. Accordingly, in addition to disclosing its financial results determined in accordance with GAAP, Park discloses non-GAAP operating results that exclude special items in order to assist its shareholders and other readers in assessing the Company’s operating performance, since the Company’s on-going, normal business operations do not include such special items. The detailed operating information presented below reconciles the non-GAAP operating results before special items to earnings determined in accordance with GAAP. Such non-GAAP financial measures are provided to supplement the results provided in accordance with GAAP.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, parts and assemblies for the aerospace markets. Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology. The Company’s manufacturing facilities are located in Singapore, France, Kansas, Arizona and California. The Company also maintains R&D facilities in Arizona, Kansas and Singapore.

Additional corporate information is available on the Company’s web site at www.parkelectro.com

Performance table, including non-GAAP information (in thousands, except per share amounts –unaudited):

	13 Weeks Ended

	6/1/2014	6/2/2013	3/2/2014
Sales	$48,817	$43,438	$38,151

Net Earnings before Special Items[1]	$8,579	$5,129	$4,364
Special Items net of Tax	(363)	(200)	(64,388)
Net Earnings	$8,216	$4,929	$(60,024)

Basic and Diluted Earnings per Share:
Basic Earnings before Special Items[1]	$0.41	$0.25	$0.21
Special Items	(0.02)	(0.01)	(3.09)
Basic Earnings (Loss) per Share	$0.39	$0.24	$(2.88)

Diluted Earnings before Special Items[1]	$0.41	$0.25	$0.21
Special Items	(0.02)	(0.01)	(3.09)
Diluted Earnings (Loss) per Share	$0.39	$0.24	$(2.88)

Weighted Average Shares Outstanding:
Basic	20,880	20,828	20,873
Diluted	20,988	20,844	20,873

[1] Refer to "Detailed operating information" below for information regarding Special Items.

Comparative balance sheets (in thousands):

	6/1/2014	3/2/2014
Assets
Current Assets
Cash and Marketable Securities	$277,241	$270,356
Accounts Receivable, Net	28,451	22,881
Inventories	15,077	13,871
Other Current Assets	3,698	4,132
Total Current Assets	324,467	311,240

Fixed Assets, Net	28,796	29,674
Restricted Cash	25,000	25,000
Other Assets	11,223	11,179
Total Assets	$389,486	$377,093

Liabilities and Shareholders' Equity
Current Liabilities
Current Portion of Long-Term Debt	$12,500	$10,000
Accounts Payable	9,300	6,109
Accrued Liabilities	6,298	5,139
Income Taxes Payable	4,599	2,995
Total Current Liabilities	32,697	24,243

Long-Term Debt	91,500	94,000
Deferred Income Taxes	58,123	58,124
Other Liabilities	183	183
Total Liabilities	182,503	176,550

Shareholders’ Equity	206,983	200,543

Total Liabilities and Shareholders' Equity	$389,486	$377,093

Additional information
Equity per Share	$9.91	$9.60
Total Cash, Restricted Cash and Marketable Securities	$302,241	$295,356

Detailed operating information (in thousands – unaudited):

	13 Weeks Ended June 1, 2014			13 Weeks Ended June 2, 2013			13 Weeks Ended March 2, 2014
	GAAP	Specials Items	Before Special Items	GAAP	Specials Items	Before Special Items	GAAP	Specials Items	Before Special Items
Net Sales	$48,817		$48,817	$43,438		$43,438	$38,151		$38,151
Cost of Sales	31,888		31,888	30,447		30,447	27,701		27,701
%	65.3%		65.3%	70.1%		70.1%	72.6%		72.6%

Gross Profit	16,929		16,929	12,991		12,991	10,450		10,450
%	34.7%		34.7%	29.9%		29.9%	27.4%		27.4%

Selling, General & Administrative Expenses	6,596	(260)	6,336	6,556		6,556	6,465	(981)	5,484
%	13.5%		13.0%	15.1%		15.1%	16.9%		14.4%

Restructuring Charge	267	(267)	-	200	(200)	-	227	(227)	-
%	0.5%		0.0%	0.5%		0.0%	0.6%		0.0%

Earnings from Operations	10,066	527	10,593	6,235	200	6,435	3,758	1,208	4,966
%	20.6%		21.7%	14.4%		14.8%	9.9%		13.0%

Interest Income	147		147	64		64	176		176
%	0.3%		0.3%	0.1%		0.1%	0.5%		0.5%

Interest Expense	353		353	167		167	221		221
%	0.7%		0.7%	0.4%		0.4%	0.6%		0.6%

Net Interest Expense	(206)		(206)	(103)		(103)	(45)		(45)
%	-0.4%		-0.4%	-0.2%		-0.2%	-0.1%		-0.1%

Earnings before Income Taxes	9,860	527	10,387	6,132	200	6,332	3,713	1,208	4,921
%	20.2%		21.3%	14.1%		14.6%	9.7%		12.9%

Income Tax Provision	1,644	164	1,808	1,203	-	1,203	63,737	(63,180)	557
Effective Tax Rate	16.7%		17.4%	19.6%		19.0%	1716.6%		11.3%

Net Earnings	8,216	363	8,579	4,929	200	5,129	(60,024)	64,388	4,364
%	16.8%		17.6%	11.3%		11.8%	-157.3%		11.4%